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                                                               Exhibit 5



RADVision Ltd.                                 March 9, 2000
24 Raoul Wallenberg Street
Tel Aviv 69719                                 File:     2180/003


            Re:     RADVision Ltd. (the "Company")
                    ------------------------------

Ladies and Gentlemen:

     We refer to the registration statement on Form F-1, No. 333-30916 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 3,800,000 Ordinary Shares of the Company, NIS 0.10 nominal value each (the "Offering Shares"), to be issued by the Company, as well as up to 570,000 Ordinary Shares, NIS 0.10 nominal value each, which may be issued by the Company to cover over-allotments, if any, incurred in the issue of the Offering Shares (the "Over-Allotment Shares").

     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Offering Shares and the Over-Allotment Shares have been duly and validly authorized and, upon payment therefor, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the references to this firm in the sections of the prospectus titled "Legal Matters" and "Enforceability of Civil Liabilities". This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                              Very truly yours,


                              /s/ GOLDFARB, LEVY, ERAN & CO.